Exhibit 3.2

CERTIFICATE OF DESIGNATIONS

OF

8.00% NON-CUMULATIVE PERPETUAL
CONVERTIBLE PREFERRED STOCK, SERIES A

OF

EAST WEST BANCORP, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

The undersigned, Douglas P. Krause, Executive Vice President, General Counsel and Corporate Secretary of East West Bancorp, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, in accordance with Sections 103, 141 and 151(g) of the General Corporation Law of the State of Delaware, a duly authorized committee (the “Committee”) of the Board of Directors of the Corporation (the “Board of Directors”) hereby makes this Certificate of Designations and hereby states and certifies that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), and pursuant to the authority conferred upon the Committee by the By-laws of the Corporation (as such may be amended, modified or restated from time to time, the “By-laws”) and the duly adopted resolutions of the Board of Directors, the Committee duly adopted the following resolutions:

RESOLVED, that pursuant to Article VI of the Certificate of Incorporation (which authorizes 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”)), the Committee hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

                1.             Designation and Number.

                (a)           The series of preferred stock shall be designated as the “8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A”(the “Series A Preferred Stock”) and the number of shares so designated shall be 200,000; provided, that, if the Corporation elects to issue additional shares of Series A Preferred Stock after the date of this Certificate of Designations, the Corporation may increase the number of shares so designated by the number of such additional shares of Series A Preferred Stock; provided, however, that any additional shares of Series A Preferred Stock must be deemed to form a single series with the Series A Preferred Stock issued pursuant to this Certificate of Designations for U.S. federal income tax purposes.  Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock, except for the issue price, date of issuance, and, in some cases, the initial dividend payment date.  The number of authorized shares of Series A Preferred Stock may be reduced (but not below the number of shares of Series A Preferred Stock then issued and outstanding) by further resolution duly adopted by the Board of Directors; no such reduction shall affect the due authorization of any issued and outstanding shares of Series A Preferred Stock.  The Series A Preferred Stock is issuable in whole shares only.

(b)           The Series A Preferred Stock shall have an issue price of, and a liquidation preference (the “Liquidation Preference”) of, $1,000 per share and shall be perpetual, subject to conversion in accordance with the terms set forth herein.

2.             Definitions.

As used herein with respect to Series A Preferred Stock, the following terms shall have the following meaning:

“Agent Members” has the meaning set forth in Section 21(c).

“Applicable Conversion Price” at any given time means the price equal to $1,000 divided by the Applicable Conversion Rate in effect at such time.

“Applicable Conversion Rate” means the Conversion Rate in effect at any given time.

“Base Price” means $6.28, subject to adjustment as provided in Section 10(b).

“Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, excluding any debt securities convertible into such equity.

“Closing Price” of the Common Stock on any date of determination means:

(a)           the closing sale price of the Common Stock (or, if no closing sale price is reported, the last reported sale price of the Common Stock) on that date on the Nasdaq Global Select Market;

(b)           if the Common Stock is not traded on the Nasdaq Global Select Market on that date, the closing sale price of the Common Stock (or, if no closing sale price is reported, the last reported sale price of the Common Stock) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange or association on which the Common Stock is traded;

(c)           if the Common Stock is not traded on a U.S. national or regional securities exchange or association on that date, the last quoted bid price per share on that date in the over-the-counter market as reported by Pink Sheets LLC or similar organization; or

(d)           if the Common Stock is not so quoted by Pink Sheets LLC or a similar organization on that date, as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

The “Closing Price” for any other share of Capital Stock shall be determined on a comparable basis.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the Nasdaq Global Select Market shall be such closing sale price and last reported sale price as reflected on the website of the Nasdaq Global Select Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the Nasdaq Global Select Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the Nasdaq Global Select Market shall govern.

“Common Stock” means the common stock, $0.001 par value, of the Corporation.

“Conversion Agent” shall mean BNY Mellon Shareowner Services acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns or any other conversion agent appointed by the Corporation.

“Conversion Date” has the meaning set forth in Section 12(a)(i).

“Conversion Rate” means, with respect to each share of Series A Preferred Stock, 64.9942 shares of Common Stock, subject to adjustment as set forth in Section 13.

“Current Market Price” of the Common Stock means the average Closing Price of the Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date with respect to the issuance, dividend or distribution requiring such computation.  Notwithstanding the foregoing, whenever successive adjustments to the Conversion Rate are called for pursuant to Section 13, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of Section 13 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

“Distributed Assets” has the meaning set forth in Section 13(a)(iv).

“Dividend Payment Date” has the meaning set forth in Section 3(a).

“Dividend Period” means each period from, and including, a Dividend Payment Date (or with respect to the first Dividend Period, the date of original issuance of the Series A Preferred Stock) to, but excluding, the following Dividend Payment Date.

“Dividend Threshold Amount” has the meaning set forth in Section 13(a)(v).

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 14(a).

“Ex-Dividend Date,” when used with respect to any issuance, dividend or distribution, means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant issuance, dividend or distribution.

“Expiration Date” has the meaning set forth in Section 13(a)(vi).

“Expiration Time” has the meaning set forth in Section 13(a)(vi).

“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s-length transaction as determined by the Board of Directors.

“Fiscal Quarter” means, with respect to the Corporation, the fiscal quarter publicly disclosed by the Corporation.

“Fundamental Change” means the occurrence of any of the following:

(a)           a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the voting power of the Common Stock; or

(b)           consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation’s subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, Voting Shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, Voting Shares representing a majority of the total voting power of all outstanding classes of Voting Shares of the continuing or surviving Person immediately after the transaction; or

(c)           the Common Stock ceases to be listed on a U.S. national securities exchange or association (other than as a result of a transaction described in paragraph (b) above);

provided, however, that a Fundamental Change with respect to clauses (a) or (b) above shall not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Stock in the transaction or transactions consists of common stock that is traded on a U.S. national securities exchange or that will be traded on a U.S. national securities exchange when issued or exchanged in connection with a Fundamental Change.

“Fundamental Change Conversion Period” has the meaning set forth in Section 10(a).

“Fundamental Change Effective Date” has the meaning set forth in Section 10(a).

“Global Preferred Share” has the meaning set forth in Section 21(a).

“Holder” means the Person in whose name the shares of Series A Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, Paying Agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment of dividends and settling conversions and for all other purposes.

“Junior or Parity Stock” has the meaning set forth in Section 3(e)(ii).

“Liquidation Preference” has the meaning set forth in Section 1(b).

“Make-Whole Acquisition” means the occurrence, prior to any Conversion Date, of one of the following:

(a)           a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the voting power of the Common Stock; or

(b)           consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation’s subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property;

provided, however that a Make-Whole Acquisition shall not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Stock in the transaction or transactions consists of common stock that is traded on a U.S. national securities exchange or that will be traded on a U.S. national securities exchange when issued or exchanged in connection with a Make-Whole Acquisition.

“Make-Whole Acquisition Conversion Period” has the meaning set forth in Section 9(a).

“Make-Whole Acquisition Effective Date” has the meaning set forth in Section 9(a).

“Make-Whole Acquisition Stock Price” means the price paid per share of Common Stock in the event of a Make-Whole Acquisition.  If the holders of shares of Common Stock receive only cash in the Make-Whole Acquisition, the Make-Whole Acquisition Stock Price shall be the cash amount paid per share of Common Stock.  Otherwise, the Make-Whole Acquisition Stock Price shall be the average of the Closing Price per share of Common Stock on the 10 Trading Days up to, but not including, the Make-Whole Acquisition Effective Date.

“Make-Whole Shares” has the meaning set forth in Section 9(a).

“Mandatory Conversion Date” has the meaning set forth in Section 11(c).

“Notice of Mandatory Conversion” has the meaning set forth in Section 11(c).

“Officer” means the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Corporation.

“Parity Preferred Stock” has the meaning set forth in Section 7(b).

“Paying Agent” shall mean BNY Mellon Shareowner Services acting in its capacity as paying agent for the payment of dividends for the Series A Preferred Stock, and its successors and assigns or any other paying agent appointed by the Corporation.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Record Date” has the meaning set forth in Section 3(b).

“Reference Price” means the price paid per share of Common Stock in a Fundamental Change.  If the holders of shares of Common Stock receive only cash in such Fundamental Change, the Reference Price shall be the cash amount paid per share.  Otherwise, the Reference Price shall be the average of the Closing Price per share of Common Stock on the 10 Trading Days up to, but not including, the Fundamental Change Effective Date.

“Registrar” shall mean BNY Mellon Shareowner Services acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns or any other registrar appointed by the Corporation.

“Reorganization Event” has the meaning set forth in Section 14(a).

“Spin-Off” has the meaning set forth in Section 13(a)(iv).

“Spin-Off Valuation Period” has the meaning set forth in Section 13(a)(iv).

“Trading Day” means a day on which the shares of Common Stock:

(a)           are not suspended from trading on any U.S. national or regional securities exchange or association or over-the-counter market at the close of business; and

(b)           have traded at least once on the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer Agent” shall mean BNY Mellon Shareowner Services acting in its capacity as transfer agent for the Series A Preferred Stock, and its successors and assigns or any other transfer agent appointed by the Corporation.

“Voting Parity Securities” has the meaning set forth in Section 5(b).

“Voting Shares” of a Person means shares of all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors of such Person.

3.             Dividends.

(a)           Holders of shares of Series A Preferred Stock shall be entitled to receive only if, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends on the Liquidation Preference of $1,000 per share, at an annual rate equal to 8.00%.  Subject to the foregoing, dividends shall be payable in arrears on February 1, May 1, August 1 and November 1 of each year (each, a “Dividend Payment Date”), commencing on August 1, 2008.  If a Dividend Payment Date falls on a day that is not a Business Day, the dividend will be paid on the next Business Day as if it were paid on the Dividend Payment Date, and no interest or other amount will accrue on the dividend so payable for the period from and after that Dividend Payment Date to the date the dividend is paid.

(b)           Each dividend shall be payable to Holders of record as they appear on the Corporation’s stock register at 5:00 p.m., New York City time, on the 15th day of the month preceding the month in which the relevant Dividend Payment Date is scheduled (the “Record Date”).  The Record Date shall apply regardless of whether any particular Record Date is a Business Day.

(c)           Dividends payable on the Series A Preferred Stock on the basis of a 360-day year consisting of twelve 30-day months.  There shall be no sinking fund with respect to dividends.

(d)           Dividends on the Series A Preferred Stock shall not be cumulative.  To the extent that the Board of Directors does not declare and pay dividends on the Series A Preferred Stock for a Dividend Period prior to the related Dividend Payment Date, in full or otherwise, such unpaid dividend shall not accrue and shall cease to be payable.  The Corporation shall have no obligation to pay dividends for such Dividend Period after the Dividend Payment Date for such

Dividend Period or to pay interest with respect to such dividends, whether or not the Corporation declares dividends on the Series A Preferred Stock for any subsequent Dividend Period.

(e)           (i)            The Corporation shall not declare or pay, or set apart for payment, dividends on any Parity Preferred Stock unless the Corporation has declared and paid, or set apart for payment, dividends on the Series A Preferred Stock for the most recent Dividend Period ending on or before the dividend payment date of that Parity Preferred Stock, ratably with dividends on that Parity Preferred Stock, in proportion to the respective amounts of (A) the full amount of dividends payable on the Series A Preferred Stock for such Dividend Period and (B) the accumulated and unpaid dividends, or the full amount of dividends payable for the most recent dividend period in the case of non-cumulative Parity Preferred Stock, on that Parity Preferred Stock.

                (ii)           Except as set forth in Section 3(e)(i), if full dividends on all outstanding shares of the Series A Preferred Stock have not been declared and paid, or set apart for payment, for the most recently completed Dividend Period, the Corporation shall be prohibited from declaring or paying, or setting apart for payment, dividends with respect to, or repurchasing, redeeming or making a liquidation payment with respect to, the Common Stock or any other stock of the Corporation ranking equally with or junior to the Series A Preferred Stock as to dividends (any such stock, “Junior or Parity Stock”), other than:

(1)           redemptions, purchases or other acquisitions of Junior or Parity Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan;

(2)           any declaration of a dividend in connection with any stockholder’s rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto;

(3)           conversions or exchanges of Junior or Parity Stock for Junior or Parity Stock; and

(4)           any purchase of fractional interests in shares of the Corporation’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the securities being converted or exchanged.

                (iii)          The Corporation shall not declare or pay, or set apart for payment, dividends on the Series A Preferred Stock if (1) declaration or payment, or setting apart for payment, is prohibited by applicable law or regulation; or (2) the terms or provisions of any agreements to which the Corporation is a party would prohibit a declaration or payment, or setting apart for payment, or provide that such a declaration or payment, or setting apart for payment, would constitute a breach or default.

(f)            Payments of cash for dividends shall be delivered to the Holder or, in the case of global certificates, through book-entry transfer through DTC or any successor Depositary.

4.             Liquidation Rights.

(a)           In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, before any distribution of assets is made to holders of shares of Common Stock or any such other stock of the Corporation ranking junior to the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, a liquidation distribution in an amount equal to the Liquidation Preference of $1,000 per share, plus an amount equal to any declared and unpaid dividends on the shares of Series A Preferred Stock to the date of such liquidation distribution.  After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Corporation.

(b)           In the event that the assets of the Corporation, or proceeds thereof, distributable among the Holders of Series A Preferred Stock and holders of Parity Preferred Stock shall be insufficient to pay in full the liquidation distribution payable on the Series A Preferred Stock and the corresponding amounts payable on Parity Preferred Stock, then such assets, or the proceeds thereof, shall be distributable among the Holders of Series A Preferred Stock and holders of Parity Preferred Stock ratably in proportion to the full respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

(c)           Neither a consolidation or merger of the Corporation with or into any other entity, nor a consolidation or merger of any other entity with or into the Corporation, nor a sale, lease or other transfer of all or substantially all of the Corporation’s assets shall be considered a liquidation, dissolution or winding up of the Corporation.

5.             Voting Rights.

(a)           The Series A Preferred Stock shall have no voting rights except as provided herein or as otherwise from time to time required by law.

(b)           Whenever dividends payable on the Series A Preferred Stock have not been paid for six or more Dividend Periods, whether or not consecutive, the Holders shall have the right, with holders of any other series of Parity Preferred Stock that have similar voting rights and on which dividends likewise have not been paid (the “Voting Parity Securities”), voting together as a class, at a special meeting called at the request of Holders of at least 20% of the shares of Series A Preferred Stock outstanding or of holders of at least 20% of the shares of any Voting Parity Securities (unless such request for a special meeting is received less than 90 calendar days before the date fixed for the next annual or special meeting of the Corporation’s stockholders, in which event such election shall be held only at such next annual or special meeting of the Corporation’s stockholders) or at the Corporation’s next annual or special meeting of the Corporation’s stockholders, to elect two additional directors to the Board of Directors; provided that the election of any such director does not cause the Corporation to violate the applicable corporate governance requirements of the exchange or trading market where the Common Stock is then listed or quoted, as the case may be.  At any meeting held for the purpose of electing such a director, the presence in person or by proxy of the holders of shares representing at least a majority of the voting power of the Series A Preferred Stock and any Voting Parity Securities shall be required to constitute a quorum of such shares.  The affirmative vote of the Holders of Series A Preferred Stock and holders of any Voting Parity Securities representing a majority of the voting power of such shares present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

(c)           Upon the election of any such directors, the number of directors that comprise the Board of Directors shall be increased by such number of directors.  Such voting rights and the term of the additional directors so elected shall continue until such time as full dividends have been paid on the Series A Preferred Stock for at least four consecutive Dividend Periods. At that point, the right to elect additional directors shall terminate and the terms of office of the two additional directors so elected shall terminate immediately.  Holders of Series A Preferred Stock, together with holders of any Voting Parity Securities, voting together as a class, may remove any director they elected.  Any vacancy created by the removal of any such director shall be filled only by the vote of the Holders of the Series A Preferred Stock and holders of any Voting Parity Securities, voting together as a class.  If the office of either such director becomes vacant for any reason other than removal, the remaining director may choose a successor who will hold office for the unexpired term of the vacant office.

(d)           So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote, in person or by proxy, or written consent of the holders of at least 66 2/3% of the shares of the Series A Preferred Stock, voting as a separate class:

(i)            amend, alter or repeal the Corporation’s Certificate of Incorporation (including this Certificate of Designations) or the Corporation’s bylaws in a way that adversely affects the powers, preferences or special rights of the Series A Preferred Stock;

(ii)           amend, alter or repeal the Corporation’s Certificate of Incorporation to authorize, create or issue any of the Corporation’s Capital Stock ranking, as to dividends or upon liquidation, dissolution or winding up of the Corporation, senior to the Series A Preferred Stock, or reclassify any of the Corporation’s authorized Capital Stock into any such shares of such Capital Stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

(iii)          consummate a binding share exchange, a reclassification involving the Series A Preferred Stock or a merger or consolidation of the Corporation with another entity; provided, however, that the holders of Series A Preferred Stock shall have no right to vote under this provision or otherwise under Delaware law if in each case (A) the Series A Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent) that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (B) the Series A Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights, taken as a whole, as are not materially less favorable to the holders thereof than the powers, preferences and special rights of the Series A Preferred Stock.

Any (1) increase in the amount of authorized Common Stock or preferred stock, (2) increase in the number of shares of any series of preferred stock (including the Series A Preferred Stock); or (3) authorization, creation and issuance of other classes or series of Capital Stock (or securities convertible into such Capital Stock), in each case ranking equally with or junior to the Series A Preferred Stock shall be deemed not to adversely affect such powers, preferences or special rights.

(e)           The number of votes that each share of Series A Preferred Stock and any Parity Preferred Stock participating in the votes described above shall have shall be in proportion to the liquidation preference of such share.

6.             Redemption.

The shares of Series A Preferred Stock shall not be redeemable at any time either at the option of the Corporation or a Holder.

7.             Ranking.

The Series A Preferred Stock shall rank, with respect to dividend rights and rights upon the liquidation, dissolution or winding-up of the Corporation:

(a)           senior to the Common Stock and any other class or series of the Corporation’s Capital Stock that the Corporation may issue in the future the terms of which do not expressly provide that it ranks on a parity with, or senior to, to the Series A Preferred Stock;

(b)           equally with any class or series of the Corporation’s Capital Stock that the Corporation may issue in the future the terms of which expressly provide that such class or series shall rank on a parity with the Series A Preferred Stock (“Parity Preferred Stock”); and

(c)           junior to any class or series of the Corporation’s Capital Stock that the Corporation may issue in the future the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Stock; and

(d)           junior to all of the Corporation’s existing and future indebtedness and other liabilities.

For the avoidance of doubt, as provided in Section 5(d), the Corporation may, from time to time, without notice to or consent from the Holders, create and issue additional shares of Series A Preferred Stock, subject to the compliance with Section 1(a), or preferred stock ranking equally with or junior to the Series A Preferred Stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of the Corporation.

8.             Holder’s Right to Convert At Any Time.

Each Holder shall have the right, at such Holder’s option, at any time, to convert all or any portion of such Holder’s shares of Series A Preferred Stock into shares of Common Stock at the Applicable Conversion Rate, plus cash in lieu of fractional shares, subject to compliance with the conversion procedures set forth in Section 12 and subject to the limitations on beneficial ownership set forth in Section 16.

9.             Holder’s Right to Convert Upon a Make-Whole Acquisition.

(a)           In the event a Make-Whole Acquisition occurs, each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s shares of Series A Preferred Stock into shares of Common Stock during the period (the “Make-Whole Acquisition Conversion Period”) beginning on the effective date of the Make-Whole Acquisition (the “Make-Whole Acquisition Effective Date”) and ending on the date that is 30 calendar days after the Make-Whole Acquisition Effective Date at the Applicable Conversion Rate, plus a number of additional number of shares of Common Stock (the “Make-Whole Shares”) determined pursuant to Section 9(b), plus cash in lieu of fractional shares, subject to compliance with the conversion procedures set forth in Section 12 and subject to the limitations on beneficial ownership set forth in Section 16.

(b)           The number of Make-Whole Shares per share of Series A Preferred Stock shall be determined by reference to the table below for the applicable Make-Whole Acquisition Effective Date and the applicable Make-Whole Acquisition Stock Price:

	Make-Whole Acquisition Stock Price
Make-Whole Acquisition Effective Date	$12.56	$14.00	$15.39	$17.50	$20.00	$22.50	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00	$55.00
April 29, 2008	14.6236	13.1195	11.9346	10.4956	9.1837	8.1633	7.3469	6.0086	4.9532	4.2067	3.6469	3.2096	2.8575
May 1, 2009	14.6236	13.1195	11.9346	10.4956	8.5906	7.1695	6.1467	4.7831	3.9174	3.3182	2.8722	2.5270	2.2500
May 1, 2010	14.6236	13.1195	11.3191	8.8658	6.9472	5.6452	4.7511	3.6245	2.9495	2.4936	2.1606	1.9036	1.6974
May 1, 2011	14.6236	11.8127	9.4562	6.9314	5.0545	3.8626	3.1264	2.2980	1.8550	1.5683	1.3624	1.2035	1.0754
May 1, 2012	14.6236	10.2800	7.6042	4.7095	2.6594	1.5534	1.0973	0.7563	0.6131	0.5218	0.4557	0.4038	0.3614
May 1, 2013	14.6236	9.7012	6.7388	3.2262	0.1155	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Thereafter	14.6236	9.7012	6.7388	3.2262	0.1155	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Make-Whole Acquisition Stock Price and Make-Whole Acquisition Effective Date may not be set forth in the table, in which case:

(i)            if the Make-Whole Acquisition Stock Price is between two Make-Whole Acquisition Stock Price amounts in the table or the Make-Whole Acquisition Effective Date is between two Make-Whole Acquisition Effective Dates in the table, the number of Make-Whole Shares will be determined by straight-line interpolation between the number of Make-Whole Shares set forth for the higher and lower Make-Whole Acquisition Stock Price amounts and the two Make-Whole Acquisition Effective Dates, as applicable, based on a 365-day year;

(ii)           if the Make-Whole Acquisition Stock Price is in excess of $55.00 per share (subject to adjustment pursuant to Section 13), no Make-Whole Shares will be issued upon conversion of the Series A Preferred Stock; and

(iii)          if the Make-Whole Acquisition Stock Price is less than $12.56 per share (subject to adjustment pursuant to Section 13), no Make-Whole Shares will be issued upon conversion of the Series A Preferred Stock.

The Make-Whole Acquisition Stock Prices set forth in the table above shall be adjusted pursuant to Section 13 as of any date the Conversion Rate is adjusted.  The adjusted Make-Whole Acquisition Stock Prices will equal the Make-Whole Acquisition Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment and the denominator of which is the Conversion Rate as so adjusted.  Each of the number of Make-Whole Shares in the table shall also be subject to adjustment in the same manner as the Conversion Rate pursuant to Section 13.

(c)           On or before the 20th calendar day prior to the date the Corporation anticipates the Make-Whole Acquisition being consummated or within two Business Days of becoming aware of a Make-Whole Acquisition of the type set forth in clause (a) of the definition of Make-Whole Acquisition, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation.  Such notice shall contain:

(i)            the date of which the Make-Whole Acquisition is anticipated to be effective or the Make-Whole Acquisition Effective Date, as applicable; and

(ii)           the date by which a Make-Whole Acquisition conversion pursuant to this Section 9 must be exercised.

(d)           On the Make-Whole Acquisition Effective Date or as soon as practicable thereafter, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation.  Such notice shall contain:

(i)            the date that shall be 30 calendar days after the Make-Whole Acquisition Effective Date;

(ii)           the number of Make-Whole Shares;

(iii)          the amount of cash, securities and other consideration receivable by a Holder upon conversion; and

(iv)          the instructions a Holder must follow to exercise its Make-Whole Acquisition conversion right pursuant to this Section 9.

(e)           To exercise its Make-Whole Acquisition conversion right pursuant to this Section 9, a Holder must, no later than 5:00 p.m., New York City time, on or before the date specified in the notice sent pursuant to Section 9(d), comply with the procedures set forth in Section 12, and indicate that it is exercising its Make-Whole Acquisition conversion right pursuant to this Section 9.

(f)            If a Holder does not elect to exercise its Make-Whole Acquisition conversion right pursuant to this Section 9, the shares of Series A Preferred Stock or successor security held by it shall remain outstanding (unless otherwise converted as provided herein), but the Holder will not be eligible to receive Make-Whole Shares.

(g)           Upon a Make-Whole Acquisition conversion, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 9(e), deliver to the Holder such cash, securities or other property as are issuable with respect to the shares of Series A Preferred Stock converted.

(h)           In the event that a Make-Whole Acquisition conversion is effected with respect to shares of Series A Preferred Stock or a successor security representing less than all the shares of Series A Preferred Stock or a successor security held by a Holder, upon such Make-Whole Acquisition conversion, the Corporation or its successor shall execute and the Registrar shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation or its successors, a certificate evidencing the shares of Series A Preferred Stock or such successor security held by the Holder as to which a Make-Whole Acquisition conversion was not effected.

10.           Holder’s Right to Convert Upon a Fundamental Change.

(a)           In the event a Fundamental Change occurs and the Reference Price in connection with such Fundamental Change is less than the Applicable Conversion Price, each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s shares of Series A Preferred Stock into shares of Common Stock during the period (the “Fundamental Change Conversion Period”) beginning on the effective date of the Fundamental Change (the “Fundamental Change Effective Date”) and ending on the date that is 30 calendar days after the Fundamental Change Effective Date at an adjusted conversion price equal to the greater of (i) the Reference Price and (ii) the Base Price, plus cash in lieu of fractional shares, subject to compliance with the conversion procedures set forth in Section 12 and subject to the limitations on beneficial ownership set forth in Section 16.  Pursuant to this Section 10(a), if the Reference Price is less than the Base Price, Holders shall receive a maximum of 159.2357 shares of Common Stock per share of Series A Preferred Stock, subject to adjustment as a result of any adjustment to the Base Price pursuant to Section 10(b).

(b)           The Base Price shall be adjusted as of any date the Conversion Rate is adjusted pursuant to Section 13.  The adjusted Base Price shall equal the Base Price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment and the denominator of which is the Conversion Rate as so adjusted.

(c)           In lieu of issuing Common Stock upon a Fundamental Change conversion pursuant to this Section 10, the Corporation may, at its option, and if it obtains any necessary regulatory approval, pay an amount in cash (computed to the nearest cent) equal to the Reference Price for each share of Common Stock otherwise issuable upon conversion.

(d)           On or before the 20th calendar day prior to the date the Corporation anticipates the Fundamental Change being consummated or within two Business Days of becoming aware of a Fundamental Change of the type set forth in clause (a) of the definition of Fundamental Change, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation.  Such notice shall contain:

(i)            the date on which the Fundamental Change is anticipated to be effective or the Fundamental Change Effective Date, as applicable; and

(ii)           the date by which a Fundamental Change conversion pursuant to this Section 10 must be exercised.

(e)           On the Fundamental Change Effective Date or as soon as practicable thereafter, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation.  Such notice shall contain:

(i)            the date that shall be 30 calendar days after the Fundamental Change Effective Date;

(ii)           the adjusted conversion price following the Fundamental Change;

(iii)          the amount of cash, securities and other consideration receivable by a Holder upon conversion; and

(iv)          the instructions a Holder must follow to exercise its Fundamental Change conversion right pursuant to this Section 10.

(f)            To exercise its Fundamental Change conversion right pursuant to this Section 10, a Holder must, no later than 5:00 p.m., New York City time, on or before the date specified in the notice sent pursuant to Section 10(e), comply with the procedures set forth in Section 12 and indicate that it is exercising its Fundamental Change conversion right pursuant to this Section 10.

(g)           If a Holder does not elect to exercise its Fundamental Change conversion right pursuant to this Section 10, the shares of Series A Preferred Stock or successor security held by it will remain outstanding (unless otherwise converted as provided herein), but the Holder will not be eligible to convert such Holder’s shares pursuant to this Section 10 at the adjusted conversion price.

(h)           Upon a Fundamental Change conversion, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 10(f), deliver to the Holder such cash, securities or other property as are issuable with respect to the shares of Series A Preferred Stock converted.

(i)            In the event that a Fundamental Change conversion is effected with respect to shares of Series A Preferred Stock or a successor security representing less than all the shares of

Series A Preferred Stock or a successor security held by a Holder, upon such Fundamental Change conversion, the Corporation or its successor shall execute and the Registrar shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Series A Preferred Stock or such successor security held by the Holder as to which a Fundamental Change conversion was not effected.

11.           Mandatory Conversion at the Corporation’s Option.

(a)           On or after May 1, 2013, the Corporation shall have the right, at its option, at any time or from time to time, to cause some or all of the shares of Series A Preferred Stock to be converted into shares of Common Stock at the Applicable Conversion Rate, plus cash in lieu of fractional shares, if, for 20 Trading Days during any period of 30 consecutive Trading Days, including the last Trading Day of such period, ending on the Trading Day preceding the date the Corporation gives notice of mandatory conversion pursuant to Section 11(c), the Closing Price of the Common Stock exceeds 130% of the Applicable Conversion Price.

(b)           If the Corporation elects to cause less than all of the shares of Series A Preferred Stock to be converted pursuant to Section 11(a), the Conversion Agent shall select the shares of Series A Preferred Stock to be converted by lot, or on a pro rata basis or by another method the Conversion Agent considers fair and appropriate, including any method required by DTC or any successor Depositary (so long as such method is not prohibited by the rules of any stock exchange on which the Series A Preferred Stock is then traded, if any).  If the Conversion Agent selects a portion of a Holder’s Series A Preferred Stock for partial mandatory conversion and such Holder converts a portion of its shares of Series A Preferred Stock, the converted portion will be deemed to be from the portion selected for mandatory conversion under this Section 11.

(c)           If the Corporation elects to exercise its mandatory conversion right pursuant to this Section 11, the Corporation shall give notice of mandatory conversion by (i) providing a notice of such conversion by first class mail to each Holder of the shares of Series A Preferred Stock to be converted (a “Notice of Mandatory Conversion”) or (ii) issuing a press release for publication and making this information available on its website.  The Conversion Date shall be a date selected by the Corporation (the “Mandatory Conversion Date”), not less than 10 calendar days, and not more than 20 calendar days, after the date on which the Corporation provides the Notice of Mandatory Conversion or issues such press release. In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion or press release shall state, as appropriate:

(i)            the Mandatory Conversion Date;

(ii)           the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock; and

(iii)          the aggregate number of shares of Series A Preferred Stock to be converted.

12.           Conversion Procedures.

(a)           Conversion into shares of Common Stock will occur on any applicable Conversion Date or Mandatory Conversion Date as follows:

(i)            On the date of any conversion at the option of a Holder pursuant to Section 8, Section 9 or Section 10, if such Holder’s interest is in certificated form, such Holder must do each of the following in order to convert:

(1)           complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent;

(2)           surrender the shares of Series A Preferred Stock to the Conversion Agent;

(3)           if required, furnish appropriate endorsements and transfer documents;

(4)           if required, pay all transfer or similar taxes; and

(5)           if required pursuant to Section 12(a)(ii), pay funds equal to any declared and unpaid dividend payable on the next Dividend Payment Date.

                If such Holder’s interest is a beneficial interest in a global certificate representing Series A Preferred Stock, such Holder must comply with Section 12(a)(i)(3) through (5) and comply with the Depositary’s procedures for converting a beneficial interest in a global security.

                The date on which such Holder complies with the procedures in this Section 12(a)(i) is the “Conversion Date.”

(ii)           If a Conversion Date on which a Holder elects to convert its Series A Preferred Stock pursuant to Section 8, Section 9 or Section 10 or a Mandatory Conversion Date is prior to the Record Date relating to any declared dividend for the Dividend Period, the Holder(s) will not have the right to receive any declared dividends for that Dividend Period. If a Conversion Date on which a Holder elects to convert its Series A Preferred Stock pursuant to Section 8, Section 9 or Section 10 or a Mandatory Conversion Date is after the Record Date for any declared dividend and prior to the Dividend Payment Date, the Holder(s) shall receive that dividend on the relevant Dividend Payment Date if such Holder(s) were the Holder(s) on the Record Date for that dividend.  Notwithstanding the preceding sentence, if the Conversion Date on which a Holder elects to convert its Series A Preferred Stock pursuant to Section 8 is after the Record Date and prior to the Dividend Payment Date, whether or not such Holder was the Holder on the Record Date, the Holder must pay to the Conversion Agent upon conversion of the shares of Series A Preferred Stock an amount in cash equal to the full dividend actually paid on the Dividend Payment Date for the then-current Dividend Period on the shares of Series A Preferred Stock being converted; for the avoidance of doubt, this requirement to pay an amount in cash equal to the full dividend actually paid on the Dividend Payment Date for the then-current Dividend Period on the shares of Series A Preferred Stock being converted shall not apply if a Holder’s shares of Series A Preferred Stock are being converted pursuant to Section 9, Section 10 or Section 11.

(iii)          On any applicable Conversion Date or Mandatory Conversion Date, certificates representing shares of Common Stock shall be issued and delivered to Holders or their designee upon presentation and surrender of the certificate evidencing the Series A Preferred Stock to the Conversion Agent if shares of the Series A Preferred

Stock are held in certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.  If a Holder’s interest is a beneficial interest in a global certificate representing Series A Preferred Stock, a book-entry transfer through the Depositary will be made by the Conversion Agent upon compliance with the Depositary’s procedures for converting a beneficial interest in a global security.

(iv)          No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock.   In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion of Series A Preferred Stock, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.  If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

(v)           The Conversion Agent shall, on a Holder’s behalf, convert the Series A Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in Section 12(a)(i).

(b)           Effective immediately prior to the close of business on any applicable Conversion Date or Mandatory Conversion Date, dividends shall no longer be declared on any converted shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section 8, Section 9, Section 10, Section 11 or this Section 12, as applicable.

(c)           Prior to the close of business on any applicable Conversion Date or Mandatory Conversion Date, shares of Common Stock issuable upon conversion of (or other securities issuable upon conversion of) any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose and Holders shall have no rights with respect to the Common Stock issuable of conversion (or other securities issuable upon conversion), including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock (or other securities issuable upon conversion), by virtue of holding shares of Series A Preferred Stock.

(d)           (i)            The Person or Persons entitled to receive the Common Stock issuable upon conversion (or other securities issuable upon conversion) of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock (or other securities) as of the close of business on the applicable Conversion Date or Mandatory Conversion Date, except to the extent that all or a portion of such Common Stock is subject to the limitations pursuant to Section 16.

                (ii)           In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and/or cash, securities or other property), and payments of cash in lieu of fractional shares to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or, in the case of global certificates, through book-entry transfer through the Depositary.

13.           Anti-Dilution Adjustments.

(a)           The Conversion Rate shall be adjusted from time to time by the Corporation as follows:

(i)            In case the Corporation shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to all or substantially all holders of its outstanding shares of Common Stock, then the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect on the Ex-Dividend Date for such dividend or distribution;

OS0	=	the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend or distribution.

Any adjustment made pursuant to this Section 13(a)(i) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Dividend Date for such dividend or distribution.  If any dividend or distribution that is the subject of this Section 13(a)(i) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.  For purposes of this Section 13(a)(i), the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution shall not include shares of Common Stock held in treasury, if any.  The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in treasury, if any.

(ii)           In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a smaller number of shares of Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the effective date of such subdivision or combination;

CR1	=	the Conversion Rate in effect on the effective date of such subdivision or combination;

OS0	=	the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the effective date of such subdivision or combination; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination.

Any adjustment made pursuant to this Section 13(a)(ii) shall become effective immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

(iii)          In case the Corporation shall issue rights (other than rights issued pursuant to a stockholders’ rights plan) or warrants to all or substantially all holders of its outstanding shares of Common Stock entitling them to purchase, for a period expiring within 45 calendar days of the date of issuance, shares of Common Stock at a price per share less than the Current Market Price of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

where,

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such issuance;

CR1	=	the Conversion Rate in effect on the Ex-Dividend Date for such issuance;

OS0	=	the number of shares of the Common Stock that are outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such issuance;

X	=	the total number of shares of the Common Stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of the Common Stock equal to the quotient of (x) the aggregate price payable to exercise such rights or warrants, divided by (y) the Current Market Price of the Common Stock.

Any adjustment made pursuant to this Section 13(a)(iii) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Dividend Date for such issuance.  In the event that such rights or warrants described in this Section 13(a)(iii) are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared.  To the extent that such rights or warrants are not exercised prior to their expiration or shares of the Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.  In determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received by the Corporation for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).  For purposes of this Section 13(a)(iii), the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such issuance shall not include shares of Common Stock held in treasury, if any.  The Corporation will not issue any such rights or warrants in respect of shares of Common Stock held in treasury, if any.

(iv)          In case the Corporation shall, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock shares of any class of Capital Stock of the Corporation, evidences of its indebtedness or assets, including securities, but excluding (1) any dividends or distributions referred to in Section 13(a)(i), (2) any rights or warrants referred to in Section 13(a)(iii), (3) any dividends or distributions referred to in Section

13(a)(v), (4) any dividends or distributions in connection with a transaction to which Section 14 applies, or (5) any Spin-Off to which the provisions set forth below in this Section 13(a)(iv) applies, any of the foregoing hereinafter in this Section 13(a)(iv) called the “Distributed Assets”), then, in each such case, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 — FMV

where,

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect on the Ex-Dividend Date for such distribution;

SP0	=	the Current Market Price of the Common Stock; and

FMV	=	the Fair Market Value, on the Ex-Dividend Date for such distribution, of the Distributed Assets so distributed, expressed as an amount per share of Common Stock.

If the transaction that gives rise to an adjustment pursuant to this Section 13(a)(iv) is, however, one pursuant to which the payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of, or similar equity interests in, a Subsidiary or other business unit of the Corporation (a “Spin-Off”) that are, or, when issued, will be, traded or listed on the Nasdaq Global Select Market, the Nasdaq Global Market, the New York Stock Exchange or any other U.S. national securities exchange or association, then the Conversion Rate shall instead be adjusted based on the following formula:

CR1 = CR0 x	FMV0+ MP0
MP0

where,

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect on the Ex-Dividend Date for such distribution;

FMV0	=

the average of the Closing Prices of such capital stock or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock during the 10 consecutive Trading Day period commencing on, and including, the effective date of the Spin-Off (the “Spin-Off Valuation Period”); and

MP0	=	the average of the Closing Prices of the Common Stock during the Spin-Off Valuation Period.

Any adjustment made pursuant to this Section 13(a)(iv) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Dividend Date for such distribution.  If any dividend or distribution of the type described in this Section 13(a)(iv) is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.  If an adjustment to the Conversion Rate is required under this Section 13(a)(iv), delivery of any additional shares of Common Stock upon conversion of the Series A Preferred Stock shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 13(a)(iv).

(v)           In case the Corporation shall pay a dividend or otherwise make a distribution to all or substantially all holders of its outstanding shares of Common Stock consisting exclusively of cash, excluding (1) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon transaction to which Section 14 applies, or (2) regular cash dividends to the extent that such dividends do not exceed $0.10 per share in any Fiscal Quarter (the “Dividend Threshold Amount”), then the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 — DIV

where,

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Current Market Price of the Common Stock; and

DIV	=

the amount in cash per share of Common Stock of the dividend or distribution, as determined pursuant to the following sentences. If any adjustment is required to be made as set forth in this Section 13(a)(v) as a result of a distribution (1) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the Dividend Threshold Amount or (2) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution. The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever the Conversion Rate is adjusted; provided that no adjustment shall be made to the Dividend Threshold Amount for any adjustment made to the Conversion Rate as described under this Section 13(a)(v).

Any adjustment made pursuant to this Section 13(a)(v) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Dividend Date for such dividend or distribution.  If any dividend or distribution of the type described in this Section 13(a)(v) is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(vi)          In case of purchases of Common Stock pursuant to a tender offer or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Closing Price per share of Common Stock on the Trading Day next succeeding the last date, as it may be amended, on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Date”), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	AC+ (SP1 x OS1)
SP1 x OS0

where,

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the Expiration Date;

CR1	=	the Conversion Rate in effect immediately after 5:00 p.m., New York City time, on the Expiration Date;

AC	=

the aggregate value of all cash and any other consideration (as determined by the Board of Directors), on the Expiration Date, paid or payable for shares of Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date;

OS1	=	the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Time”);

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time; and

SP1	=	the average Closing Price per share of Common Stock during the 10 consecutive Trading Day period commencing on the Trading Day immediately after the Expiration Date.

Any adjustment made pursuant to this Section 13(a)(vi) shall become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the Expiration Date.  If the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.  Except as set forth in the preceding sentence, if the application of this Section 13(a)(vi) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 13(a)(vi).  If an adjustment to the Conversion Rate is required under this Section 13(a)(vi), delivery of any additional shares of Common Stock upon conversion of the Series A Preferred Stock shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 13(a)(vi).

(vii)         To the extent the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, the Holder will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock in accordance with the provisions of such rights plan, in which case the Conversion Rate shall be adjusted at the time of separation as if the Corporation made a distribution to all or substantially all holders of the outstanding shares of Common Stock as provided in Section 13(a)(iv), such to readjustment in the event of the expiration, termination or redemption of such rights.

(viii)        In cases where the Fair Market Value of shares of Capital Stock, evidences of indebtedness, assets (including cash) or securities, including with respect to a Spin-Off, as to which Section 13(a)(iv) or Section 13(a)(v) apply, applicable to one share of Common Stock, distributed to holders of Common Stock:

(1)           equals or exceeds the Current Market Price of the Common Stock; or

(2)           the Current Market Price of the Common Stock exceeds the fair market value of shares of Capital Stock, evidences of indebtedness, assets (including cash) or securities so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the Holder shall be entitled to receive upon conversion, in addition to the shares of Common Stock, the kind and amount of shares of Capital Stock, evidences of indebtedness, assets (including cash) or securities comprising the distribution that such Holder would have received if such Holder’s Series A Preferred Stock had been converted immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution.

(ix)           Notwithstanding any of the foregoing clauses in this Section 13, the applicable Conversion Rate will not be adjusted pursuant to this Section 13 if the Holders may participate in the transaction that would otherwise give rise to adjustment pursuant to this Section 13 as a result of holding shares of the Series A Preferred Stock, without conversion of such Holder’s shares of Series A Preferred Stock, as if such Holder held the full number of shares of Common Stock in to which a share of Series A Preferred Stock may then be converted.

(x)            The Corporation may, but is not required to, make such increases in the Conversion Rate, in addition to those required by Section 13(a)(i) through (vi), as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of Common Stock (or rights to acquire Common Stock) or from any event treated as such for income tax purposes.

(xi)           In addition to the foregoing, to the extent permitted by applicable law and subject to the applicable rules of the Nasdaq Global Select Market, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 Business Days, the increase is irrevocable during the period and the Board of Directors shall have made a determination that such increase would be in the best interests of the Corporation, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to Holders of record of the Series A Preferred Stock a notice of the increase, which notice will be given at least 15 calendar days prior to the effectiveness of any such increase, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(xii)          The Corporation shall not increase the Conversion Rate pursuant to any adjustment beyond the maximum level permitted by the continued listing standards of the Nasdaq Stock Market; however, the Corporation covenants not to enter into any transaction, or take any other action, that will require an adjustment to the Conversion Rate that would exceed the number of shares of Common Stock that would require stockholder approval under the continued listing standards of the Nasdaq Stock Market without having obtained prior stockholder approval.

(xiii)         If during a period applicable for calculating the Closing Price of Common Stock or any other security, an event occurs that requires an adjustment to the Conversion Rate, the Closing Price of such security shall be calculated for such period in a manner determined by the Corporation to appropriately reflect the impact of such event on the price of such security during such period.  Whenever any provision of this Certificate of Designations requires a calculation of an average of Closing Prices of Common Stock or any other security over multiple days, appropriate adjustments shall be made to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, at any time during the period during which the average is to be calculated.

(xiv)        In the event the Common Stock ceases to be traded on an applicable exchange or applicable market and as a result there is no Ex-Dividend Date with respect to any issuance, dividend or distribution requiring an adjustment to the Conversion Rate pursuant to this Section 13, the Corporation shall calculate the adjustment using the record date for such issuance, dividend or distribution in lieu of the Ex-Dividend Date.

(xv)         Whenever the Conversion Rate is adjusted as herein provided, the Corporation will issue a notice to the Conversion Agent and DTC containing the relevant information and make this information available on the Corporation’s website.  In addition, the Corporation shall provide upon the request of a Holder, to the extent not posted on the Corporation website, a brief statement retting forth in reasonable detail reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.

14.           Reorganization Events.

(a)           In the event of:

(i)            any consolidation or merger of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or another Person;

(ii)           any sale, transfer, lease, or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property;

(iii)          any reclassification of the Common Stock into securities, including securities other than the Common Stock; or

(iv)          any statutory exchange of the Corporation’s securities with another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 14(a), a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the kind of securities, cash, and other property receivable in such Reorganization Event by a holder of the shares of Common Stock that was not the counterparty to the Reorganization Event or an affiliate of such other party (such securities, cash, and other property, the “Exchange Property”).

(b)           In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of the Common Stock that affirmatively make an election.  The amount of Exchange Property receivable upon conversion of any Series A Preferred Stock in accordance with Section 8, Section 9, Section 10 or Section 11 shall be determined based upon the Conversion Rate in effect on the applicable Conversion date or Mandatory Conversion Date.

(c)           The above provisions of this Section 14 shall similarly apply to successive Reorganization Events and the provisions of Section 13 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d)           The Corporation (or any successor) shall, within 20 calendar days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section 14.

15.           Reservation of Common Stock.

(a)           The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock or shares of Common Stock held in the treasury by the Corporation, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding, calculated assuming the Applicable Conversion Price equals the Base Price, as it may be adjusted pursuant to Section 10(b).  For purposes of this Section 15(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)           Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, shares of Common
Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)           All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)           Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)           The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the Nasdaq Global Select Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series A Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series A Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series A Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

16.           Limitations on Beneficial Ownership.

Notwithstanding anything to the contrary contained herein, no holder of Series A Preferred Stock will be entitled to receive shares of Common Stock upon conversion pursuant to Section 8, Section 9, Section 10 or Section 11 to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Common Stock outstanding at such time.  Any purported delivery of shares of Common Stock upon conversion of Series A Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time.  If any delivery of shares of Common Stock owed to a holder upon conversion of Series A Preferred Stock is not made, in whole or in part, as a result of this limitation, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such shares as promptly as practicable after any such converting holder gives notice to the Corporation that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time.  For the avoidance of doubt, these limitations on beneficial ownership shall not limit the number of shares of Series A Preferred Stock the Corporation may cause to be converted, or otherwise constrain in any way the Corporation’s ability to exercise its right to cause Series A Preferred Stock to be converted, pursuant to Section 11.

17.           Preemptive or Subscription Rights.

The Holders of Series A Preferred Stock shall not have any preemptive or subscription rights.

18.           Repurchase.

Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Series A Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

19.           Converted or Reacquired Shares.

Shares of Series A Preferred Stock that have been issued and converted or otherwise repurchased or reacquired by the Corporation shall be restored to the status of authorized and unissued shares of preferred stock, undesignated as to series and available for future issuance.

20.           Transfer Taxes.

The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

21.           Form.

(a)           Series A Preferred Stock shall be issued in the form of one or more permanent global shares of Series A Preferred Stock in definitive, fully registered form with a global legend in substantially the form attached hereto as Exhibit A (each a “Global Preferred Share”), which is hereby incorporated in and expressly made a part of this Certificate of Designations.  The Global Preferred Share may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).  The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided.  This Section 21(a) shall apply to a Global Preferred Share deposited with or on behalf of the Depositary.

(b)           The Corporation shall execute and the Registrar shall, in accordance with this Section 21, countersign and deliver initially one or more Global Preferred Share that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to the Depositary or pursuant to instructions received from the Depositary or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar.

(c)           Member of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Incorporation with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share.  The Depositary may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Series A Preferred Stock, this Certificate of Designations or the Certificate of Incorporation.

(d)           Owners of beneficial interests in Global Preferred Share shall not be entitled to receive physical delivery of certificated shares of Series A Preferred Stock, unless (i) the Depositary has notified the Corporation that it is unwilling or unable to continue as Depositary for the Global Preferred Share and the Corporation does not appoint a qualified replacement for the Depositary within 90 days, (ii) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Depositary within 90 days or (iii) the Corporation decides to discontinue the use of book-entry transfer through the Depositary.  In any such case, the Global Preferred Share shall be exchanged in whole for the definitive shares of Series A Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference.  Definitive shares of Series A Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Depositary written instrument to the Registrar.

(e)           (i)            An Officer shall sign the Global Preferred Share for the Corporation, in accordance with the Corporation’s bylaws and applicable law, by manual or facsimile signature.

                (ii)           If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Registrar countersigned the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.

                (iii)          A Global Preferred Share shall not be valid until an authorized signatory of the Registrar manually countersigns the Global Preferred Share.  Each Global Preferred Share shall be dated the date of its countersignature.

22.           Replacement Certificates.

 (a)          If physical certificates are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Registrar. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation and the Registrar of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Registrar and the Corporation.

(b)           If physical certificates are issued, the Corporation shall not be required to issue any certificates representing the Series A Preferred Stock on or after any applicable Conversion Date or Mandatory Conversion Date.  In place of the delivery of a replacement certificate following any applicable Conversion Date or Mandatory Conversion Date, the Registrar, upon delivery of the evidence and indemnity described in Section 22(a), shall deliver the shares of Common Stock pursuant to the terms of the Series A Preferred Stock formerly evidenced by the certificate.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed and acknowledged this        day of April, 2008.

EAST WEST BANCORP, INC.

By:
Name:	Douglas P. Krause
Title:	Executive Vice President, General
Counsel and Corporate Secretary

ACKNOWLEDGED:

By:
Name:	Julia Gouw
Title:	Executive Vice President and
Chief Risk Officer

EXHIBIT A

FORM OF 8.00% NON-CUMULATIVE PERPETUAL CONVERTIBLE

PREFERRED STOCK, SERIES A

SEE REVERSE FOR LEGEND

Number: [ ]	CUSIP NO.: 27579R 203

8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A	[ ] Shares

EAST WEST BANCORP, INC.

FACE OF SECURITY

This certifies that Cede & Co. is the owner of [     ] fully paid and non-assessable shares of the 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, par value $0.001 per share, of East West Bancorp, Inc., a Delaware corporation (hereinafter called the “Corporation”), transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Certificate of Incorporation, as amended, of the Corporation and all amendments thereto (copies of which are on file at the office of the Registrar) to all of which the holder of this certificate by acceptance hereof assents. This certificate is not valid until countersigned by the Registrar.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed.

EAST WEST BANCORP, INC.

By:
Name:
Title:

By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE

This is one of the certificates representing shares of the 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, referred to in the within mentioned Certificate of Designations.

BNY MELLON SHAREOWNER SERVICES,
as Registrar

By:
Name:
Title: Authorized Signatory

Dated: [ ]

REVERSE OF SECURITY

EAST WEST BANCORP, INC.

The shares of 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A (the “Series A Preferred Stock”) have the preferences and privileges, conversion rights, dividend rights, liquidation preferences and such other rights and qualifications, limitations and restrictions as provided in the Certificate of Designations relating to the Series A Preferred Stock (the “Certificate of Designations”), in addition to those set forth in the Certificate of Incorporation of the Corporation, as amended, and the Corporation’s bylaws, copies of which shall be furnished by the Corporation to any holder without charge upon the request addressed to the Secretary of the Corporation at its principal office in Pasadena, California or to the Registrar named on the face of this certificate.

The shares of Series A Preferred Stock are convertible into shares of Common Stock at any time at the option of the Holder, subject to certain conditions as provided in the Certificate of Designations.  On or after May 1, 2013, the Corporation also has the right to cause some or all of the Series A Preferred Stock to be converted into shares of Common Stock, subject to certain conditions as provided in the Certificate of Designations.  The preceding description is qualified in its entirety by reference to the Certificate of Designations.

The Corporation shall furnish to any stockholders, upon request, and without charge, a full statement of the designations, relative rights, preferences and limitations of the shares of each class and series authorized to be issued so far as the same have been determined and of the authority of the Board of Directors to divide the shares into classes or series and to determine and change the relative rights, preferences and limitations of any class or series. Any such request should be addressed to the Secretary of the Corporation at its principal office in Pasadena, California, or to the Registrar named on the face of this certificate.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE REGISTRAR NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE

IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

NOTICE OF CONVERSION

(To be Executed by the Holder in order to

Convert the 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A)

The undersigned hereby irrevocably elects to convert (the “Conversion”) 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A (the “Series A Preferred Stock”) of East West Bancorp, Inc. (hereinafter called the “Corporation”), represented by stock certificate No(s). [          ] (the “ Series A Preferred Stock Certificates”), into common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) according to the conditions of the Certificate of Designations of the Series A Preferred Stock (the “Certificate of Designations”), as of the date written below. If Common Stock is to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto, if any, and is delivering herewith the Series A Preferred Stock Certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Series A Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the Common Stock, if any, issuable to the undersigned upon conversion of the Series A Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to any exemption from registration under the Act.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:

Shares of Series A Preferred Stock to be Converted:

Shares of Common Stock to be Issued:*

Signature:

Name:

Address:**

Fax No.: :

* The Corporation is not required to issue Common Stock until the original Series A Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or the Conversion Agent. The Corporation shall issue and deliver Common Stock to an overnight courier not later than three business days following receipt of the original Series A Preferred Stock Certificate(s) to be converted.

** Address where Common Stock and any other payments or certificates shall be sent by the Corporation.

ASSIGNMENT

For value received,                                hereby sell, assign and transfer unto

Please Insert Social Security or Other Identifying Number of Assignee

(Please Print or Typewrite Name and Address, Including Zip Code, of Assignee)

shares of the capital stock represented by the within certificate, and do hereby irrevocably constitute and appoint Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated

NOTICE:   The Signature to this Assignment Must Correspond with the Name As Written Upon the Face of the Certificate in Every Particular, Without Alteration or Enlargement or Any Change Whatever.

SIGNATURE GUARANTEED

(Signature Must Be Guaranteed by a Member
of a Medallion Signature Program)